THE BANK OF NEW YORK MELLON

101 Barclay Street

New York, New York 10286

November 9, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Post Effective Amendment to Registration Statement on
Form F-6 filed on behalf of
Usinas Siderúrgicas de Minas Gerais S.A. - USIMINAS
Request for Acceleration

Ladies and Gentlemen:

The Bank of New York Mellon, as Depositary for securities against which American Depositary Receipts are to be issued, hereby requests that the above registration statement be declared effective by the Securities and Exchange Commission, pursuant to Section 8(c) of the Securities Act of 1933 as of 9:00 a.m. on November 16, 2017 or as soon thereafter as practicable.

Very truly yours,

/s/ Slawomir Soltowski

Name: Slawomir Soltowski

Title: Managing Director

Cc: Bruce R. Wilde, Esq.

Emmet, Marvin & Martin, LLP

bwilde@emmetmarvin.com